For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly
Chief Operating Officer	Daly Gray, Inc (Media)
(561) 227-1386	(703) 435-6293

Chatham Lodging Promotes Dennis Craven to Chief Operating Officer
Jeremy Wegner Joins Company as CFO

PALM BEACH, Fla., May 4, 2015-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale, extended-stay hotels and premium-branded, select-service hotels, today announced that it has promoted Dennis M. Craven from chief financial officer to executive vice president and chief operating officer. The company also announced that Jeremy Wegner is joining the company as senior vice president and chief financial officer.

“With our portfolio of owned and joint-venture hotels now exceeding $3 billion and more than 130 hotels nationwide, combined with our appetite to continue building Chatham into the premier upscale, extended-stay and select-service hotel REIT, it was important for us to add depth to our executive management team,” said Jeffrey H. Fisher, Chatham’s chairman, president and chief executive officer. “Dennis’ promotion recognizes the significant contributions he has made to the company since joining Chatham and Jeremy brings nearly two decades of sophisticated financial and hospitality expertise to Chatham.

“Dennis will remain responsible for Chatham’s overall financial strategy, will lead our expanding asset management, investor and brand relationship functions and oversee the overall operations of Chatham.”

Mr. Wegner has a significant track record of involvement in more than $50 billion of mergers, acquisitions and equity and debt financings. Prior to joining Chatham, he served as vice president of mergers and acquisitions for Starwood Hotels & Resorts Worldwide where he was responsible for identifying and executing merger, acquisition, and divestiture opportunities. At Starwood he played a significant role in evaluating strategic alternatives for its timeshare business and executing the announced spin-off. Prior to that, he was a senior vice president in the real estate investment banking groups at Barclays Capital Inc. and Lehman Brothers where he covered the lodging sector for over ten years. He began his career as an analyst in the investment banking group at Credit Suisse in 1998. Mr. Wegner received a BA in Economics from Brown University.

“We have known Jeremy for 15 years, dating back to when Innkeepers was a client of Lehman Brothers and during his time at Barclays, and his knowledge of Chatham and our portfolio is certainly a positive as we expand our management team,” Fisher noted. “Jeremy has a deep list of relationships with the hospitality community that will expand our ability to execute transactions. We continue to have an aggressive appetite for growth and adding Jeremy will allow us to continue executing transactions efficiently and effectively.”
About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended- stay hotels and premium-branded, select-service hotels. The company owns interests in 131 hotels totaling 18,098 rooms/suites, comprised of 35 properties it wholly owns with an aggregate of 5,355 rooms/suites in 15 states and the District of Columbia and a minority investment in three joint ventures that own 96 hotels with an aggregate of 12,743 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding the execution of transactions and growth of the Company and its investment portfolio, among others, and statements containing words such as “expects,” “believes” or "will," which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company's filings with the Securities and Exchange Commission.